Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2026, with respect to the consolidated financial statements included in the Annual Report of Moleculin Biotech, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Moleculin Biotech, Inc. on Forms S-1 (File No. 333-276851, File No. 333-280951, File No. 333-283820, File No. 333-286276 and File No. 333-287727), on Forms S-3 (File No. 333-256627, File No. 333-280064, File No. 333-290418 and File No. 333-292420) and on Forms S-8 (File No. 333-212619, File No. 333-225867, File No. 333-248240, File No. 333-266225, File No. 333-272814, File No. 333-282838 and File No. 333-290159).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 18, 2026